March 30, 2024 Discussion Materials Project Everest Exhibit (C)(6)

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Everest Group Holdings Inc. (“Everest”) in connection with its evaluation of a proposed transaction involving Everest and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Everest and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Everest. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Everest or any other entity, or concerning the solvency or fair value of Everest or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Everest as to the future financial performance of Everest, and at your direction Centerview has relied upon such forecasts, as provided by Everest’s management, with respect to Everest. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Everest. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Everest (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Everest or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

# Summary Terms of Offer

| | |
|---|---|
| **Price** | ▪ Proposal to acquire 100% of the outstanding equity interests of Everest, other than any equity interests that are rolled over by Sierra or management<br>▪ Purchase price of $24.50 per share in cash<br>– Implied equity value of $11.4bn<br>– Implied enterprise value of $23.1bn, representing 13.5x '24E EBITDA(1)<br>– Including only 51% of Kili, implied enterprise value of $14.2bn representing 12.5x '24E EBITDA(3) |
| **Financing** | ▪ Committed financing of $14bn, including:<br>– $4.6bn equity from Sierra(2)<br>– $500mm preferred equity from MSD and Mubadala<br>– $8.5bn debt financing from JP Morgan, Goldman Sachs, Morgan Stanley and Bank of America |
| **Process Considerations** | ▪ No further confirmatory diligence required; investment committee approval required<br>▪ Offer to expire by its terms at 11:59 PM PT, Sunday March 31, 2024 |
| **Closing Conditions** | ▪ Draft merger agreement includes a specific performance provision for Sierra to close and no financing condition<br>▪ Parties must use reasonable best efforts to obtain required approvals (other than gaming approvals) |
| **Shareholder Approvals** | ▪ Sierra agrees to deliver a written consent approving the transaction within 12 hours post-signing<br>▪ Not subject to a "majority of the minority" vote |

Source: Sierra Proposal dated March 29, 2024 (the "Sierra 3/29 Proposal") and Everest Management Plan per Everest Management (the "Everest Management Plan").
(1) Everest enterprise value and multiple reflect full consolidation of Kilimanjaro.
(2) Includes $3.5bn from Sierra Flagship funds and $1.1bn in a newly raised SPV.
(3) Reflects Everest Management Plan metrics less 49% of Kilimanjaro metrics. Net debt of $2,593 and NCI of $210 based on pro rata split of Kili capitalization.

CENTERVIEW PARTNERS 2

Illustrative Analysis At Various Prices Source:Company filings, Sierra 3/29 Proposal, Everest Management Plan, Bloomberg and FactSet as of March 28, 2024. Note:Dollars in millions except per share amounts. Reflects Everest net debt of $4,112mm and $215mm of NCI as of December 31, 2023 as per company filings. Capitalization as of March 8, 2024 as provided by Everest Management: 301.1mm shares outstanding, 150.9mm OpCo and Manager Units not held by Everest Manager or EGH, 10.6mm RSUs, 15.2mm Profit Units with a WAEP of $21.96, 4.1mm options with a WAEP of $25.49 and 0.8mm Phantom Units with a WAEP of $3.89 (the “Everest Capitalization”). (1)Reflects Everest Management Plan metrics less 49% of Kilimanjaro metrics. Net debt of $2,593 and NCI of $210 based on pro rata split of Kili capitalization. Sierra Offer (3/29/24)

# Premia in Select Precedent Minority "Squeeze Out" Transactions

## Selected Precedent Minority "Squeeze Out" Transactions[1]

| Date | Target | Acquiror | % of Equity Owned | Implied Enterprise Value | Initial Bid Premium to Unaff. Price[2] | Initial Bid Premium to 30-Day VWAP[3] | Initial to Final Bid % Increase | Final Bid Premium to Unaff. Price[4] | Final Bid Premium to 30-Day VWAP[3] |
|---|---|---|---|---|---|---|---|---|---|
| Feb-24 | Agiliti | THL Partners | 72% | $2.5 | 22%[5] | 19%[5] | 11%[5] | 30% | 37% |
| Feb-24 | HireRight | General Atlantic & Stone Point | 75% | 1.7 | 27% | 30% | 13% | 43% | 47% |
| Aug-23 | SciPlay | Light & Wonder | 83% | 2.5 | 29% | 17% | 15% | 47% | 34% |
| Dec-22 | Weber | BDT Capital | 72% | 3.7 | 24% | (4%) | 29% | 60% | 24% |
| Jun-22 | Convey Health | TPG Capital | 75% | 1.1 | 66% | 46% | 17% | 143% | 99% |
| Nov-20 | Urovant Sciences | Sumitovant Bio | 72% | 0.7 | 55% | 46% | 30% | 96% | 92% |
| Aug-20 | Akcea Thera. | Ionis Pharma | 76% | 1.5 | 42% | 33% | 13% | 59% | 56% |
| Aug-20 | Hudson | Dufry AG | 57% | 1.1 | 24% | 12% | 23% | 50% | 64% |
| Feb-20 | AVX | KYOCERA | 72% | 2.9 | 30% | 26% | 12% | 45% | 40% |
| Jun-18 | Foundation Medicine | Roche | 57% | 5.3 | 30% | 49% | 3% | 29% | 47% |
| Nov-16 | Synutra | Investor Group | 64% | 0.8 | 54% | 26% | 2% | 58% | 29% |
| Sep-16 | Federal-Mogul | Icahn | 82% | 2.1 | 41% | 61% | 43% | 101% | 130% |
| Mar-16 | Crown Media | Hallmark | 90% | 4.4 | 2% | 13% | 0% | 2%[6] | 13% |
| Sep-13 | Cornerstone Thera. | Chiesi Farmaceutici | 58% | 0.3 | 22% | 20% | 45% | 78% | 74% |
| Mar-13 | Sauer-Danfoss | Danfoss | 76% | 2.6 | 24% | 24% | 19% | 49% | 48% |
| **25th Percentile** | | | 68% | | 24% | 18% | 11% | 44% | 36% |
| **Median** | | | 72% | | 29% | 26% | 15% | 50% | 47% |
| **75th Percentile** | | | 76% | | 41% | 39% | 26% | 69% | 69% |

Source: Company filings and FactSet.
Note: Dollars in billions. Percent of equity owned reflects voting control.
(1) Cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=15).
(2) Reflects unaffected date of first bid.
(3) Reflects 30 trading days.
(4) Reflects unaffected date of final bid.
(5) Initial bid reflects THL Partners bid as of January 26, 2024.
(6) On June 24, 2013, Crown Media filed an amendment to its Schedule 13D disclosing it was evaluating a "short-form merger to eliminate the minority stockholders". Final price reflects 151% premium to share price on June 24, 2013.

Centerview Partners 4

Precedent Bumps in Select Minority “Squeeze Out” Transactions 2nd Bid 3rd Bid 4th Bid 5th Bid % Increase in Bid % Increase Final Bid vs. Initial Bid n=15 n=14 n=12 n=7 n=15 25th Percentile Median 75th Percentile Maximum Source: Company filings. Note: All cash, minority “squeeze out” transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=15). +45%

# Sources And Uses Of Proposed Sierra Transaction

## Reflects offer price of $24.50

| Sources | |
|---|---|
| **Committed Equity Financing** | |
| Sierra VI Equity Commitment Letter | $794 |
| Sierra VII Equity Commitment Letter | 2,692 |
| Sierra-4 Equity Commitment Letter | 1,100 |
| **Total Equity Commitments** | **$4,585** |
| **Committed Debt Financing** | |
| Initial Term A Facility | 4,250 |
| Initial Term B Facility | 2,750 |
| Margin Bridge Facility | 1,500 |
| **Total Debt Commitments** | **$8,500** |
| Preferred Equity Commitments | 500 |
| Management Rollover Agreements[1] | 389 |
| **Total Sources** | **$13,975** |

*Reflects 61% Debt / Capitalization and 5.0x Net Leverage[4]*

| Uses | |
|---|---|
| Merger Consideration[2] | $11,197 |
| Repayment of Existing Debt (Dec-23A)[3] | 2,301 |
| Estimated Transaction Fees | 478 |
| **Total Uses** | **$13,975** |

Source: Sierra 3/29 Proposal and Everest Management Plan.
Note: Dollars in millions.
(1) Represents rollover commitments at signing.
(2) Includes equity purchase consideration for all outstanding Class A common stock and vested equity awards through 2025. Also includes equity purchase consideration for all Endeavor Operating Company partnership units not subject to deferral by 2025, plus 50% of holdback units.
(3) Reflects principal amount of existing First Lien Term Loan under 2014 Credit Facilities plus other notes payable.
(4) Based on Everest Management Plan 2024E EBITDA. Does not take into account any potential add backs or rolled existing leverage.

CENTERVIEW PARTNERS 6

# Sierra Offer Price In Context

**Selected Everest Share Price Reference Points**


$34.89
~$28.00(1)
$25.73
$24.50
$24.44
$24.28
$24.00
$21.97
$21.63
$19.93
$17.96
$17.67
Offer Price: $24.50
High Since IPO
Kili Merger Cost Basis
Current
30-Day
60-Day
90-Day
IPO Price
90-Day
60-Day
30-Day
5-Day
Low Since IPO
VWAP as of Today
VWAP as of 10/25/23(2)
Referenced in Sierra offer letter

**(Discount) / Premium to Offer Price ($24.50):**

| | | | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|
| (29.8%) | (12.5%) | (4.8%) | +0.0% | +0.2% | +0.9% | +2.1% | +11.5% | +13.3% | +22.9% | +36.4% | +38.7% |

Source: Sierra 3/29 Proposal, and FactSet as of March 28, 2024.
(1) Reflects estimated cost basis for Kilimanjaro investors per Everest Management.
(2) Reflects VWAPs based on the closing price prior to Everest announcement of strategic alternatives review.

CENTERVIEW PARTNERS 7